Timken Reports First-Quarter 2025 Results
•Sales of $1.14 billion, down 4.2 percent from last year
•First-quarter diluted EPS of $1.11; adjusted EPS of $1.40
•Updates full-year 2025 outlook to reflect net impact from tariffs; now expects EPS of $3.90-$4.40, with adjusted EPS of $5.10-$5.60

	1Q-25	1Q-24	% Change
Net Sales (mils.)	$1,140.3	$1,190.3	(4.2)%
Net Income Margin	6.9%	8.7%	(180 bps)
Adjusted EBITDA Margin	18.2%	20.7%	(250 bps)
Diluted EPS	$1.11	$1.46	(24.0)%
Adjusted EPS	$1.40	$1.77	(20.9)%

NORTH CANTON, Ohio: April 30, 2025 — The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, today reported first-quarter 2025 sales of $1.14 billion, down 4.2 percent from the same period a year ago. The decrease was driven by lower end-market demand in both segments, and unfavorable foreign currency translation, partially offset by the benefit of acquisitions. Organically, sales were down 3.1 percent from last year.

Timken posted net income in the first quarter of $78.3 million or $1.11 per diluted share. This compares to net income of $103.5 million or $1.46 per diluted share for the same period a year ago. The company’s net income margin in the quarter was 6.9 percent, compared to 8.7 percent in the first quarter of last year.

Excluding special items (detailed in the attached tables), adjusted net income in the first quarter was $98.6 million or $1.40 per diluted share. This compares to adjusted net income of $125.7 million or $1.77 per diluted share for the same period in 2024. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter were $208.1 million or 18.2 percent of sales, compared with $246.4 million or 20.7 percent of sales in the first quarter of last year.

Net cash provided by operations in the quarter was $58.6 million, and free cash flow was $23.4 million, both up from the prior year. During the quarter, Timken returned $48.2 million of cash to shareholders through the payment of its 411th consecutive quarterly dividend and the repurchase of approximately 300 thousand shares of company stock.

“Timken posted solid first-quarter results in a time of heightened uncertainty,” said Richard G. Kyle, president and chief executive officer. “Our team executed well in the quarter, delivering on cost actions and other initiatives to help offset the impact of continued soft demand. We remain focused on delivering resilient performance in the face of the international trade challenges that lie ahead.”

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First-Quarter 2025 Segment Results

Engineered Bearings sales of $760.7 million decreased 5.2 percent from the same period a year ago, as higher renewable energy demand was more than offset by lower demand in other sectors and unfavorable foreign currency translation.

Adjusted EBITDA in the quarter was $159.2 million or 20.9 percent of sales, compared with $181.4 million or 22.6 percent of sales in the first quarter of last year. The decrease in adjusted EBITDA was driven primarily by the impact of lower volume, and unfavorable price/mix and foreign currency.

Industrial Motion sales of $379.6 million decreased 2.1 percent compared with the same period a year ago, as higher revenue in the drive systems platform and the benefit of acquisitions were more than offset by lower demand in other platforms and unfavorable foreign currency translation.

Adjusted EBITDA in the quarter was $67.1 million or 17.7 percent of sales, compared with $82.1 million or 21.2 percent of sales in the first quarter of last year. The decrease in adjusted EBITDA was driven primarily by lower volume and higher manufacturing costs compared to last year, partially offset by lower SG&A expenses and the benefit of acquisitions.

2025 Outlook

Timken is reducing its full-year 2025 outlook, with earnings per diluted share now forecasted to be in the range of $3.90 to $4.40 and adjusted earnings per diluted share in the range of $5.10 to $5.60. The updated outlook reflects an estimated net impact from tariffs and our expectation for slightly lower demand over the rest of the year. The company estimates a net direct impact from tariffs currently in place of approximately $25 million in 2025. Timken’s current mitigation plans should enable it to fully offset the cost impact on a run-rate basis by the end of this year.

The company is now planning for 2025 revenue in the range of -2.5% to 0% in total compared to 2024. Timken is reaffirming its full-year cost reduction target, with actions expected to generate gross savings of approximately $75 million in 2025.

“We are focused on performing well through this unpredictable business environment,” said Kyle. “Our team is moving with urgency to deliver cost savings and is actively implementing pricing and other tactics to mitigate the impact from tariffs. Timken has successfully overcome similar challenges in the past, and we are confident we will navigate the current situation. We have a solid balance sheet, proven strategy and operating model, significant U.S. footprint, and an experienced management team that is committed to advancing the company in 2025 and beyond.”

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Conference Call Information

Timken will host a conference call today at 11 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Wednesday, April 30, 2025
11:00 a.m. Eastern Time
Live Dial-In: 833-470-1428
Or 404-975-4839
Access Code: 858796
(Call in 10 minutes prior to be included.)

Conference Call Replay:	Replay Dial-In available through
May 14, 2025:
866-813-9403 or 929-458-6194
Replay Passcode: 274786

Live Webcast:	http://investors.timken.com

Register in advance:	https://tmkn.biz/4l9wjKN

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global technology leader in engineered bearings and industrial motion, designs a growing portfolio of next-generation products for diverse industries. For more than 125 years, Timken has used its specialized expertise to innovate and create customer-centric solutions that increase reliability and efficiency. Timken posted $4.6 billion in sales in 2024 and employs approximately 19,000 people globally, operating from 45 countries.

Certain statements in this release (including statements regarding the company's forecasts, estimates, plans and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading “2025 Outlook," are forward-looking.

The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the first quarter of 2025; fluctuations in customer demand for the company's products or services; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; logistical issues associated with port closures, delays or increased costs; the impact of changes to the company’s accounting methods; political risks associated with government instability; recent world events that have increased the risks posed by international trade disputes, tariffs, sanctions and hostilities; strained geopolitical relations between countries in which we have significant operations; weakness in global or regional general economic conditions and capital markets (as a result of financial stress affecting the banking system or otherwise); changes in wages, shipping costs, raw material costs, energy and fuel prices, and other production costs; changes in costs or customer demand associated with the effects of tariffs; the company’s ability to satisfy its obligations under its debt agreements and renew or refinance borrowings on favorable terms; fluctuations in currency valuations or interest rates; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including realizing any accretion, synergies, and expected cashflow generation within expected timeframes or at all; the company’s ability to effectively adjust prices for its products in response to changing dynamics; the impact on the company's pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; the introduction of new disruptive technologies; unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements, and company goals associated with climate change and emissions or other sustainability initiatives; unanticipated litigation, claims, investigations remediation, or assessments; the rapidly evolving global regulatory landscape and the corresponding heightened operational complexity and compliance risks; restrictions on the use of, or claims or remediation associated with, per- and polyfluoroalkyl substances or polytetrafluoroethylene; the company’s ability to maintain positive relations with unions and works councils; the company’s ability to compete for skilled labor and to

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attract, retain and develop management, other key employees, and skilled personnel; negative impacts to the company’s operations or financial position as a result of pandemics, epidemics, or other public health concerns and associated governmental measures; and the company's ability to complete and achieve the benefits of announced plans, programs, initiatives, acquisitions, capital investments, and cost reduction actions. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
###

Media Relations:
Scott Schroeder
234.262.6420
scott.schroeder@timken.com

Investor Relations:
Neil Frohnapple
234.262.2310
investors@timken.com

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The Timken Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended March 31,
	2025	2024
Net sales	$1,140.3	$1,190.3
Cost of products sold	781.6	792.7
Selling, general & administrative expenses	184.8	190.7
Amortization of intangible assets	19.0	20.0
Impairment and restructuring charges	10.9	2.3
Operating Income	144.0	184.6
Non-service pension and other postretirement expense	(1.2)	(1.0)
Other expense, net	(0.3)	(0.9)
Interest expense, net	(24.2)	(29.4)
Income Before Income Taxes	118.3	153.3
Provision for income taxes	26.9	42.7
Net Income	91.4	110.6
Less: Net income attributable to noncontrolling interest	13.1	7.1
Net Income Attributable to The Timken Company	$78.3	$103.5

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings per share	$1.12	$1.47
Diluted Earnings per share	$1.11	$1.46

Average Shares Outstanding	70,024,836	70,266,660
Average Shares Outstanding - assuming dilution	70,513,937	70,880,015

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BUSINESS SEGMENTS
(Unaudited)
	Three Months Ended March 31,
(Dollars in millions)	2025	2024
Engineered Bearings
Net sales	$760.7	$802.5
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$159.2	$181.4
Adjusted EBITDA Margin (1)	20.9%	22.6%
Industrial Motion
Net sales	$379.6	$387.8
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$67.1	$82.1
Adjusted EBITDA Margin (1)	17.7%	21.2%
Unallocated corporate expense (1)	$(18.2)	$(17.1)

Consolidated
Net sales	$1,140.3	$1,190.3
Adjusted Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$208.1	$246.4
Adjusted EBITDA Margin (1)	18.2%	20.7%

EBITDA is a non-GAAP measure defined as operating income plus other income (expense) and excluding depreciation and amortization. EBITDA Margin is a non-GAAP measure defined as EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See below for reconciliation of Consolidated EBITDA and Consolidated EBITDA Margin.

(1) Consolidated adjusted EBITDA is a non-GAAP measure defined as EBITDA less impairment, restructuring and reorganization charges, acquisition costs, including transaction costs and the amortization of the inventory step-up, actuarial gains and losses associated with the remeasurement of the Company's defined benefit pension and other postretirement benefit plans, property losses and recoveries, gains and losses on the sale of real estate and divestitures, and other items from time to time that are not part of the Company's core operations. Consolidated adjusted EBITDA Margin is a non-GAAP measure defined as Consolidated adjusted EBITDA as a percentage of net sales. Management believes Consolidated adjusted EBITDA and Consolidated adjusted EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted EBITDA and adjusted EBITDA Margin is useful to investors as these measures are representative of the core operations of the Company. See below for reconciliation of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA Margin. Segment Adjusted EBITDA is the measurement of segment profit and loss. The Company's Chief Operating Decision Maker ("CODM") utilizes Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin to evaluate segment performance and allocates resources. See the Company's Form 10-Q for a reconciliation of Segment Adjusted EBITDA to income before income taxes.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$376.1	$373.2
Restricted cash	0.4	0.4
Accounts receivable, net	744.6	664.6
Unbilled receivables	159.0	140.8
Inventories, net	1,196.4	1,195.6
Other current assets	140.3	142.3
Total Current Assets	2,616.8	2,516.9
Property, plant and equipment, net	1,317.7	1,306.9
Operating lease assets	135.4	130.6
Goodwill and other intangible assets	2,428.7	2,389.8
Other assets	71.8	66.8
Total Assets	$6,570.4	$6,411.0
LIABILITIES
Accounts payable	$338.5	$321.7
Short-term debt, including current portion of long-term debt	21.7	13.0
Income taxes	26.0	24.4
Accrued expenses	445.5	461.4
Total Current Liabilities	831.7	820.5
Long-term debt	2,105.4	2,049.7
Accrued pension benefits	142.5	157.7
Accrued postretirement benefits	29.7	29.8
Long-term operating lease liabilities	88.8	84.0
Other non-current liabilities	283.3	285.2
Total Liabilities	3,481.4	3,426.9
EQUITY
The Timken Company shareholders' equity	2,917.7	2,826.5
Noncontrolling interest	171.3	157.6
Total Equity	3,089.0	2,984.1
Total Liabilities and Equity	$6,570.4	$6,411.0

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
(Dollars in millions)	2025	2024
Cash Provided by (Used in)
OPERATING ACTIVITIES
Net Income	$91.4	$110.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55.1	55.3
Stock-based compensation expense	7.5	4.5
Pension and other postretirement expense	1.8	1.6
Pension and other postretirement benefit contributions and payments	(23.8)	(12.2)
Changes in operating assets and liabilities:
Accounts receivable	(70.8)	(106.1)
Unbilled receivables	(18.2)	9.5
Inventories	15.3	(11.1)
Accounts payable	20.2	20.7
Accrued expenses	(16.0)	(31.2)
Income taxes	3.5	20.5
Other, net	(7.4)	(12.8)
Net Cash Provided by Operating Activities	$58.6	$49.3
INVESTING ACTIVITIES
Capital expenditures	$(35.2)	$(44.1)
Investments in short-term marketable securities, net	0.8	19.7
Other, net	1.9	(0.1)
Net Cash Used in Investing Activities	$(32.5)	$(24.5)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(25.1)	$(24.5)
Purchase of treasury shares	(23.1)	—
Proceeds from exercise of stock options	0.3	2.0
Payments related to tax withholding for stock-based compensation	(9.5)	(8.9)
Net proceeds from credit facilities	28.0	17.7
Net payments on long-term debt	(1.2)	(1.3)
Net Cash Used in Financing Activities	$(30.6)	$(15.0)
Effect of exchange rate changes on cash	7.4	(6.8)
Increase in Cash, Cash Equivalents and Restricted Cash	$2.9	$3.0
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	373.6	419.3
Cash, Cash Equivalents and Restricted Cash at End of Period	$376.5	$422.3

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Reconciliations of Adjusted Net Income to GAAP Net Income and Adjusted Earnings Per Share to GAAP Earnings Per Share:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that the non-GAAP measures of adjusted net income and adjusted diluted earnings per share are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted net income and adjusted diluted earnings per share is useful to investors as these measures are representative of the Company's core operations.

(Dollars in millions, except share data)	Three Months Ended March 31,
	2025	EPS	2024	EPS
Net Income Attributable to The Timken Company	$78.3	$1.11	$103.5	$1.46

Adjustments: (1)
Acquisition intangible amortization	$19.0		$20.0
Impairment, restructuring and reorganization charges (2)	3.2		4.8
Acquisition-related charges (3)	—		4.7
Gain on sale of certain assets (4)	(1.2)		(0.7)
CEO succession expenses (5)	8.6		—
Noncontrolling interest of above adjustments (6)	3.8		(0.1)
Provision for income taxes (7)	(13.1)		(6.5)
Total Adjustments:	20.3	0.29	22.2	0.31
Adjusted Net Income Attributable to The Timken Company	$98.6	$1.40	$125.7	$1.77

(1) Adjustments are pre-tax, with the net tax provision listed separately.

(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets; and (v) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) Represents the net gain resulting from the sale of certain assets.

(5) On March 31, 2025, the Company announced that Tarak B. Mehta, President and Chief Executive Officer ("CEO") of the Company would be departing from the Company, effective immediately, and Richard G. Kyle will be serving as interim President and CEO. CEO succession expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of stock compensation expense for stock awards forfeited. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company would be retiring from his position as CEO as of February 15, 2025 and that Mr. Mehta would be appointed CEO on September 5, 2024. CEO succession expenses also include the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition in 2024.

(6) Represents the noncontrolling interest impact of the adjustments listed above, as well as the reversal of uncertain tax positions related to Timken India Limited.

(7) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

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Reconciliation of EBITDA to GAAP Net Income, EBITDA Margin to Net Income as a Percentage of Sales, and EBITDA Margin, After Adjustments, to Net Income as a Percentage of Sales, and EBITDA, After Adjustments, to Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that adjusted EBITDA, adjusted EBITDA margin and EBITDA margin are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Three Months Ended March 31,
	2025	Percentage to Net Sales	2024	Percentage to Net Sales
Net Income	$91.4	8.0%	$110.6	9.3%

Provision for income taxes	26.9		42.7
Interest expense	26.5		32.2
Interest income	(2.3)		(2.8)
Depreciation and amortization	55.1		55.3
Consolidated EBITDA	$197.6	17.3%	$238.0	20.0%

Adjustments:
Impairment, restructuring and reorganization charges (1)	$3.1		$4.4
Acquisition-related charges (2)	—		4.7
Gain on sale of certain assets (3)	(1.2)		(0.7)
CEO succession expenses (4)	8.6		—
Total Adjustments	10.5	0.9%	8.4	0.7%
Adjusted EBITDA	$208.1	18.2%	$246.4	20.7%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(3) Represents the net gain resulting from sale of certain assets.

(4) On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Richard G. Kyle will be serving as interim President and CEO. CEO succession expenses primarily relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of stock compensation expense for stock awards forfeited. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company would be retiring from his position as CEO as of February 15, 2025 and that Mr. Mehta would be appointed CEO on September 5, 2024. CEO succession expenses also include the acceleration of certain stock compensation awards for Mr. Kyle and other one-time costs associated with the transition in 2024.

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Reconciliation of Total Debt to Net Debt, the Ratio of Net Debt to Capital, and the Ratio of Net Debt to Adjusted EBITDA:
(Unaudited)
These reconciliations are provided as additional relevant information about the Company's financial position deemed useful to investors. Capital, used for the ratio of net debt to capital, is a non-GAAP measure defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt, the Ratio of Net Debt to Capital, Adjusted EBITDA (see next page), and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand. The Company presents net debt to adjusted EBITDA because it believes it is more representative of the Company's financial position as it is reflective of the ability to cover its net debt obligations with results from its core operations.

(Dollars in millions)
	March 31, 2025	December 31, 2024
Short-term debt, including current portion of long-term debt	$21.7	$13.0
Long-term debt	2,105.4	2,049.7
Total Debt	$2,127.1	$2,062.7
Less: Cash and cash equivalents	(376.1)	(373.2)
Net Debt	$1,751.0	$1,689.5

Total Equity	$3,089.0	$2,984.1

Ratio of Net Debt to Capital	36.2%	36.1%

Adjusted EBITDA for the Twelve Months Ended	$806.5	$844.8

Ratio of Net Debt to Adjusted EBITDA	2.2	2.0

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
(Unaudited)
Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)
	Three Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$58.6	$49.3
Less: capital expenditures	(35.2)	(44.1)
Free cash flow	$23.4	$5.2

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Reconciliation of EBITDA, After Adjustments, to GAAP Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that the non-GAAP measure of adjusted EBITDA is useful to investors as it is representative of the Company's core operations and is used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Twelve Months Ended March 31, 2025	Twelve Months Ended December 31, 2024
Net Income	$356.1	$375.3
Provision for income taxes	103.1	118.9
Interest expense	119.4	125.1
Interest income	(14.4)	(14.9)
Depreciation and amortization	221.6	221.8
Consolidated EBITDA	$785.8	$826.2
Adjustments:
Impairment, restructuring and reorganization charges (1)	$16.5	$17.8
Corporate pension and other postretirement benefit related income (2)	(1.3)	(1.3)
Acquisition-related charges (3)	8.3	13.0
Gain on sale of certain assets (4)	(15.2)	(14.7)
Property losses and related expenses (5)	1.2	1.2
CEO succession expenses (6)	12.3	3.7
Tax indemnification and related items	(1.1)	(1.1)
Total Adjustments	20.7	18.6
Adjusted EBITDA	$806.5	$844.8

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related income represents actuarial gains that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial gains and losses in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement.

(3) Acquisition-related charges represent deal-related expenses associated with completed transactions and any resulting inventory step-up impact.

(4) Represents the net gain resulting from sale of certain assets. Gain on sale of certain assets for the third quarter of 2024 included $13.8 million gain related to the sale of the Gaffney, South Carolina plant.

(5) Represents property loss and related expenses incurred during the periods presented resulting from property loss that occurred during the second quarter of 2024 at one of the Company's plants in Slovakia.

(6) On March 31, 2025, the Company announced that Tarak B. Mehta, President and CEO of the Company would be departing from the Company, effective immediately, and Richard G. Kyle will be serving as interim President and CEO. During 2024, the Company announced that Mr. Kyle, President and CEO of the Company would be retiring from his position as CEO as of February 15, 2025 and that Mr. Mehta would be appointed CEO on September 5, 2024. CEO succession expenses for the twelve months ended March 31, 2025 relate to the cost of the settlement agreement with Mr. Mehta in connection with his departure, net of stock compensation expense for stock awards forfeited, plus the acceleration of certain stock compensation awards for Mr. Kyle in connection with his retirement, and other one-time costs associated with the transition in 2024.

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Reconciliation of Net Sales to Organic Sales
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that net sales, excluding the impact of acquisitions, divestitures and foreign currency exchange rate changes, allow investors and the Company to meaningfully evaluate the percentage change in net sales on a comparable basis from period to period.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	$ Change	% Change
Net sales	$1,140.3	$1,190.3	$(50.0)	(4.2)%
Less: Acquisitions	12.3	—	12.3	NM
Currency	(25.1)	—	(25.1)	NM
Net sales, excluding the impact of acquisitions and currency	$1,153.1	$1,190.3	$(37.2)	(3.1)%

Reconciliation of Adjusted Earnings per Share to GAAP Earnings per Share for Full Year 2025 Outlook:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's outlook deemed useful to investors. Forecasted full year adjusted diluted earnings per share is an important financial measure that management believes is useful to investors as it is representative of the Company's expectation for the performance of its core business operations.

	Low End Earnings Per Share	High End Earnings Per Share
Forecasted full year GAAP diluted earnings per share	$3.90	$4.40

Forecasted Adjustments:
Impairment, restructuring and other special items, net (1)	0.40	0.40
Acquisition-related intangible amortization expense, net	0.80	0.80
Forecasted full year adjusted diluted earnings per share	$5.10	$5.60

(1) Impairment, restructuring and other special items, net do not include the impact of any potential future mark-to-market pension and other postretirement remeasurement adjustments, because the amounts will not be known until incurred.

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